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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Thomas & Betts Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 20, 2003

Dear Shareholder:

      I invite you to attend our 2003 Annual Meeting of Shareholders on Wednesday, May 7, 2003. The meeting will be held at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. After the business session, we will discuss the financial results for 2002 and report on current operations.

      On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. In addition to the election of ten directors, you will be asked to ratify the appointment of the independent public accountants.

      At this year’s meeting, you will also be asked to consider a proposal submitted by one of our shareholders that asks the Board of Directors to cancel the Corporation’s Shareholder Rights Plan (the “Shareholder Proposal”). For the reasons set forth in the Proxy Statement, your Board of Directors believes that the Rights Plan provides important protections for shareholders and recommends that you vote AGAINST adoption of the Shareholder Proposal.

      In the course of considering the Shareholder Proposal, your Board has determined that changes can be made in the Rights Plan that will preserve the features that are most beneficial to shareholders while addressing the concerns of some that the Rights Plan might discourage bona fide, fairly constructed acquisition proposals for the Corporation. Accordingly, if the Shareholder Proposal is not approved at the meeting as recommended by your Board, then your Board will implement the following three amendments to the Rights Plan: (i) adding a “chewable” redemption feature which will allow a “qualifying offer” for cash or securities to be accepted by shareholders without interference by the Rights Plan; (ii) eliminating the “dead-hand” provision so that the Board of Directors may redeem the Rights Plan to permit an acquisition of shares; and (iii) limiting the term of the Rights Plan to three years following its extension.

      The contemplated amendments to limit the discretion of the Board of Directors over the Rights Plan are more fully described below:

      Adopt “Chewable” Redemption Feature: The “chewable” redemption provision would permit the holders of at least 10% of the outstanding common stock to request, after a “qualifying offer” has remained outstanding for 90 days, a special shareholders’ meeting to vote on the Rights Plan. If a special meeting is not held within 60 days after such request or if, at that special meeting, the holders of at least two-thirds of the outstanding common stock vote against the Rights Plan, then the Board would be required to withdraw the Rights Plan. A “qualifying offer” would be an offer for all of the outstanding common stock that is either a fully financed all-cash tender offer, an exchange offer for freely tradeable shares listed on either the New York Stock Exchange or the Nasdaq National Market, or a combination of both. In addition, the offer would contain only customary terms and conditions, including a non-waivable condition that the person making the offer must own, after consummating the offer, at least two-thirds of the outstanding common stock. Furthermore, the offeror would be required to irrevocably commit to (i) upon completion of the offer, consummating a transaction to acquire all shares not tendered into the offer at the same price and for the same consideration paid in the offer, (ii) not materially amending the offer except to increase the price, and (iii) if the original offer does not result in the tender of the requisite number of shares, not making another offer for any equity securities of the Corporation for at least six months after commencement of the original offer.

      Eliminate “Dead-Hand” Provision: The “dead-hand” provision allows only continuing directors (i.e., current directors or their designated successors) to redeem or amend the Rights Plan. This in effect restricts the ability of new directors elected in a proxy contest to either change or withdraw the Rights Plan. Your Board would eliminate this restriction if the Shareholder Proposal is defeated.

      Limited Extension: The Rights Plan is currently scheduled to expire on December 15, 2003. If the Shareholder Proposal is defeated at the meeting, your Board would extend the Rights Plan, amended as described above, only to December 15, 2006, rather than for the more customary 10-year period. This will require the Board to reevaluate the Rights Plan in the relatively near future.

      If the Shareholder Proposal is approved at the meeting, the Board will have to fully reevaluate its recommendations for the Rights Plan, including the amendments described above. Of course, because the Shareholder Proposal is only a non-binding resolution, the Board will not be required to withdraw or modify the Rights Plan even if the Shareholder Proposal is approved by shareholders.

      YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. YOU CAN VOTE OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD.

      Detailed voting instructions appear in the Notice of Meeting.

      Your Board of Directors recommends that you vote “FOR” the election of the directors and the ratification of the appointment of the independent public accountants identified in the Proxy Statement and “AGAINST” the Shareholder Proposal.

      Thank you for your support.

Sincerely,

T. Kevin Dunnigan

Chairman and Chief Executive Officer

Thomas & Betts Corporation

8155 T&B Boulevard
Memphis, Tennessee 38125

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME & DATE	10:00 a.m. on Wednesday, May 7, 2003

PLACE	Winegardner Auditorium The Dixon Gallery and Gardens
4339 Park Avenue Memphis, Tennessee

ITEMS OF BUSINESS	(1) Election of 10 directors;

(2) Ratification of the appointment of KPMG LLP as independent public accountants for fiscal year 2003;

(3) Shareholder Proposal regarding redemption of Shareholder Rights Plan; and

(4) Such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a shareholder of record at the close of business on March 17, 2003.

ANNUAL REPORT	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	Shareholders of record can vote by one of the following methods:

(1) Call 1-877-779-8683 from the U.S. and Canada (this call is free) or 001-1-201-536-8073 from all other countries to vote by telephone anytime up to 12:00 midnight New York time on May 6, 2003; OR

(2) Visit the web site at http://www.eproxyvote.com/tnb to vote over the Internet anytime up to 12:00 midnight New York time on May 6, 2003; OR

(3) Mark, sign, date and return the enclosed proxy card in the envelope provided.

You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time up to the time your proxy is voted on the day of the meeting.

March 20, 2003

PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
Vote by Telephone
Vote by Internet
Vote by Mail
Vote at Annual Meeting
List of Shareholders
Quorum
Other Matters Which May Come Before the Meeting and Discretionary Voting
Multiple Copies of Annual Report on Form 10-K
Available Information
Cost of Proxy Solicitation
SECURITY OWNERSHIP
Section 16(a) Beneficial Ownership Reporting Compliance
BOARD AND COMMITTEE MEMBERSHIP
Board of Directors
Committees of the Board of Directors
AUDIT COMMITTEE REPORT
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
COMPENSATION
Director Compensation
Executive Compensation
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
PENSION PLAN TABLE
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS
Executive Officer Employment Agreements
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Executive Compensation Philosophy
Compensation of Chief Executive Officer
Policy Regarding Executive Compensation Deductibility
PERFORMANCE GRAPH
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL NO. 3 REDEMPTION OF SHAREHOLDER RIGHTS PLAN
Proxy Statement Proposals

THOMAS & BETTS CORPORATION

8155 T&B Boulevard
Memphis, Tennessee 38125

PROXY STATEMENT

      You may revoke your proxy and reclaim your right to vote in person up to and including the day of the Annual Meeting by (1) giving written notice of revocation to the Inspectors of Election, EquiServe Trust Company, N.A., P.O. Box 8694, Edison, New Jersey 08818-8694, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

      You can save us the expense of a second mailing by voting promptly. If you are a shareholder of record, choose ONE of the following voting methods to cast your vote. If your shares are held by a bank, broker or other holder of record, check the information provided with your voting instruction form to see which methods are available to you. These proxy materials are furnished in connection with the solicitation by the Board of Directors of Thomas & Betts Corporation (“Thomas & Betts,” the “Corporation,” “our,” “we” or “us”), a Tennessee corporation, of proxies to be voted at our 2003 Annual Meeting of Shareholders (the “Annual Meeting”) or at any adjournment or postponement.

      You are invited to attend our Annual Meeting on May 7, 2003, beginning at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

      This Proxy Statement, form of proxy and voting instructions will be mailed to our shareholders starting on or around March 24, 2003.

      Holders of shares of Thomas & Betts Common Stock (the “Common Stock”) at the close of business on March 17, 2003, are entitled to receive notice and to vote their shares at the Annual Meeting. As of that date, there were 58,450,383 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

      Shareholders of record may vote their proxies by telephone, Internet or mail. A toll-free telephone number and web site address are included on the proxy card. If you choose to vote by mail, an envelope addressed to the Inspectors of Election is provided.

Vote by Telephone

      You can vote your shares by calling 1-877-779-8683 from the U.S. and Canada (at no cost to you) or 001-1-201-536-8073 from all other countries. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you can also give instructions to discontinue future mailings of duplicate materials. If you are located outside the U.S. and Canada, see your proxy card for additional instructions. If you vote by telephone, please do not return your proxy card.

Vote by Internet

      You can choose to vote over the Internet. The web site for Internet voting is http://www.eproxyvote.com/tnb. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your votes have been properly recorded, and you can give instructions to discontinue future mailings of duplicate materials. If you vote over the Internet, please do not return your proxy card.

Vote by Mail

      If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the envelope provided. To discontinue future mailings of duplicate materials, check the box provided on the proxy card.

Vote at Annual Meeting

      Your vote by telephone, Internet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      All shares that have been properly voted— whether by telephone, Internet or mail— and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

List of Shareholders

      A list of shareholders entitled to vote at the Annual Meeting will be available at the corporate headquarters from April 7, 2003 through May 6, 2003, and at the Annual Meeting.

Quorum

      The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum.

Other Matters Which May Come Before the Meeting and Discretionary Voting

      The Board of Directors does not know of any matter for action by shareholders at the Annual Meeting other than the matters described in the Notice. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing of this Proxy Statement, but which may properly come before the Annual Meeting. The persons named as Proxies on the proxy card are authorized to vote in accordance with their best judgment on any such matter.

Multiple Copies of Annual Report on Form 10-K

      If more than one copy of the 2002 Annual Report on Form 10-K is sent to your address, we will discontinue the mailing of the annual report to the account(s) you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided after you vote by telephone or over the Internet.

      At least one account in your name or at the same address as another shareholder of record must continue to receive the annual report. Mailing of proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the annual report. To resume the mailing of an annual report to an account, write to Thomas & Betts Corporation, Investor Relations Department, 8155 T&B Boulevard, Memphis, Tennessee 38125.

      If you own Common Stock through a bank, broker or other nominee and receive more than one copy of our 2002 Annual Report on Form 10-K, contact the holder of record to eliminate duplicate mailings.

Available Information

      The Corporation’s Internet address is www.tnb.com. The Corporation will make available free of charge on or through its Internet website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission. The Corporation will provide electronic or paper copies of its filings free of charge upon request.

Cost of Proxy Solicitation

      The Corporation will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc. to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $12,500 plus expenses. In addition, directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of Common Stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

SECURITY OWNERSHIP

      The following table shows beneficial ownership of Common Stock (1) as of March 17, 2003 by (a) each director and each director nominee, (b) the Chief Executive Officer; each of the other four most highly compensated executive officers who were serving as executive officers of the Corporation at the end of 2002 (together called the “Named Executive Officers”), and (c) all directors and executive officers as a group; and (2) as of December 31, 2002, except for Gabelli Asset Management Inc. which is as of October 7, 2002, by beneficial owners of more than 5% of the outstanding shares of Common Stock. Information regarding beneficial owners of more than 5% of the outstanding shares of Common Stock was copied from the latest Schedule 13G or 13D filed by these beneficial owners with the Securities and Exchange Commission. Except as otherwise stated, each of the individuals named exercises sole voting and investment power over his or her shares.

			Number of Shares that may
	Amount and		be Acquired Within
	Nature of		60 days of March 17, 2003
	Beneficial		through the Exercise of	Number of Stock	Percent of
Name of Beneficial Owner	Ownership		Stock Options	Credits Held(1)	Class(2)

Directors:
Ernest H. Drew	3,000	(3)	11,600	16,614	*
Jeananne K. Hauswald	2,134	(3)	11,600	2,100	*
Dean Jernigan	13,208	(3)	11,134	799	*
Ronald B. Kalich Sr.	1,000	(3)	11,600	8,883	*
Robert A. Kenkel	3,200	(3)(4)	11,600	2,235	*
Kenneth R. Masterson	1,650	(3)	11,600	1,935	*
Jean-Paul Richard	6,100	(3)	11,600	1,550	*
Jerre L. Stead	3,000	(3)	11,600	1,145	*
William H. Waltrip	2,400	(3)	11,600	3,584	*
Named Executive Officers:
T. Kevin Dunnigan**	329,479	(3)	326,767	—	*
Dominic J. Pileggi	62,412	(3)	61,770	—	*
John P. Murphy	54,300	(3)	66,529	—	*
J.N. Raines	25,730	(3)	15,456	—
Connie C. Muscarella	15,470	(3)	17,487	—	*
All directors and executive officers as a group (15 persons)	542,706		600,860	—	1.94%

(footnotes on next page)

			Number of Shares that may
	Amount and		be Acquired Within
	Nature of		60 days of March 17, 2003
	Beneficial		through the Exercise of	Number of Stock	Percent of
Name of Beneficial Owner	Ownership		Stock Options	Credits Held(1)	Class(2)

Beneficial Owners of More Than 5% of Common Stock:
Gabelli Asset Management Inc.	8,722,674	(5)	—	—	14.95
Merrill Lynch & Co., Inc.	6,969,861	(6)	—	—	11.96
AXA Financial, Inc.	6,505,661	(7)	—	—	11.20
Vanguard Horizon Funds— Vanguard Capital Opportunity Fund	4,700,000	(8)	—	—	8.06

**	also serves as a director

(1)	Stock credits and dividend equivalents, if any, are hypothetical investments in Common Stock that are recorded as bookkeeping entries to directors’ accounts in the Deferred Fee Plan for Nonemployee Directors. Stock credits do not have voting rights.

(2)	An asterisk indicates the person’s total interests are less than 1% of the outstanding Common Stock.

(3)	Includes shares of restricted stock with respect to which the holders have sole voting power but no dispositive power during the restricted period, as follows:

E.H. Drew	2,200
J.K. Hauswald	1,884
D. Jernigan	683
R.B. Kalich	1,000
R.A. Kenkel	1,800
K.R. Masterson	1,650
J-P. Richard	1,400
J.L. Stead	1,000
W.H. Waltrip	2,200
T.K. Dunnigan	172,452
D.J. Pileggi	61,074
J.P. Murphy	54,300
J.N. Raines	25,030
C.C. Muscarella	13,927

(4)	Includes 1,000 shares held in a family trust of which Mr. Kenkel and his wife are co-trustees and with respect to which Mr. Kenkel shares voting and dispositive power with his wife.

(footnotes continue on next page)

(5)	Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580, a parent holding company, disclaims dispositive power and voting power as to all shares. GAMCO Investors, Inc., a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 7,197,674 shares and sole voting power as to 7,000,174 shares. MJG Associates, Inc., an investment manager, has sole dispositive power and sole voting power as to 13,000 shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 1,525,000 shares.

(6)	Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381, a parent holding company, has shared voting power and shared dispositive power as to all shares. ML Basic Value Trust Master, a registered investment advisor, has shared voting power and shared dispositive power as to 3,797,800 shares.

(7)	AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104, a parent holding company, disclaims dispositive power and voting power as to all shares. Alliance Capital Management L.P., a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power as to 6,505,261 shares; sole voting power as to 3,580,404 shares; and shared voting power as to 585,326 shares. The Equitable Life Assurance Society of the United States, an insurance company, a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power as to 400 shares.

(8)	Vanguard Horizon Funds— Vanguard Capital Opportunity Fund, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, a registered investment company, has shared dispositive power and sole voting power as to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

BOARD AND COMMITTEE MEMBERSHIP

Board of Directors

      The Board, which is elected by the shareholders, is the ultimate decision-making body of the Corporation, except for those matters reserved to the shareholders. The Board establishes broad corporate policy and gives guidance to the Corporation. It selects the senior management team, which is charged with the conduct of the Corporation’s business. In 2002, there were six meetings of the Board plus action by unanimous written consent on two occasions, and 14 meetings of committees of the Board plus action by unanimous written consent on four occasions. All director nominees attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 95.6%.

Committees of the Board of Directors

      The four standing committees of the Board are: Audit, Corporate Governance, Executive and Human Resources. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the membership of all committees and the chairmanship of the Audit, Corporate Governance and Human Resources Committees.

Audit Committee

Members:	Jeananne K. Hauswald, Chairperson; Kenneth R. Masterson, Jean-Paul Richard, Jerre L. Stead

2002 Meetings:	Nine; action by unanimous written consent on one occasion

      The primary function of the Audit Committee is to protect the interests of the Corporation’s shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation’s corporate accounting and financial reporting practices and the quality and integrity of the Corporation’s financial reports. The Audit Committee is comprised of independent directors as defined in the rules of the New York Stock Exchange. All members of the Audit Committee have a working familiarity with basic finance and accounting practices and are able to read and understand fundamental financial statements, and at least three members have accounting or related financial management expertise. Below is a summary of the Audit Committee duties and responsibilities.

General

•	Review annually its written charter and publish the charter at least every three years in the Corporation’s proxy statement.

•	Report its actions and recommendations to the Board.

•	Meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that it believes should be discussed privately.

•	Conduct or authorize investigations into any matters within its scope of responsibilities.

•	Review any new or proposed accounting or auditing standards from the accounting profession or the Securities and Exchange Commission which are relevant to the Corporation’s accounting and internal controls.

Independent Auditors

•	Recommend the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors.

•	Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

•	Consult with the independent auditors about internal controls and the completeness of the financial statements.

•	Meet with the independent auditors and financial management of the Corporation to review the scope of the annual external audit.

•	Review the coordination of internal and external audit procedures.

Internal Audit

•	Review and approve the annual internal audit plan.

•	Review the adequacy of internal audit staff in terms of their number and their qualifications.

•	Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

•	Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

•	Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

Financial Statements/ Internal Controls

•	Inquire regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

•	Review annual financial statements and related notes with management and the independent auditors and discuss the auditors’ judgment about the quality, not just the acceptability, of the Corporation’s accounting principles as applied to its financial reporting.

•	Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

•	Each year prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

•	Review the travel and entertainment expenses of all inside directors for compliance with corporate policy.

      A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Corporate Governance Committee

Members:	Ernest H. Drew, Chairperson; Kenneth R. Masterson, Jerre L. Stead

2002 Meetings:	Two

      This committee is comprised solely of nonemployee directors of the Corporation whose principal responsibilities are to:

•	review the performance, attendance and maintenance of qualifications of current members of the Board and its committees;

•	receive suggestions and make recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders;

•	make recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board;

•	review Board procedures and practices;

•	recommend membership assignments for committees of the Board;

•	review and take action on requests by management personnel to serve on boards of directors of other companies; and

•	consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board.

      A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Corporation. The recommendation should be accompanied by the person’s written consent to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation’s Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Secretary at the Corporation’s principal executive offices not less than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. A copy of the Bylaws is available from the Secretary upon the request of any shareholder.

Executive Committee

Members:	T. Kevin Dunnigan, Chairperson; Ernest H. Drew, Robert A. Kenkel, Kenneth R. Masterson, William H. Waltrip

2002 Meetings:	None

      The Executive Committee’s function is to act for the Board, to the extent permitted by law and the Corporation’s Bylaws, in any situation in which Board action is required and it is not practicable to have a meeting of the Board.

Human Resources Committee

Members:	Robert A. Kenkel, Chairperson; Dean Jernigan, Ronald B. Kalich Sr., William H. Waltrip

2002 Meetings:	Three; action by unanimous written consent on three occasions

      This committee is comprised solely of nonemployee directors of the Corporation whose principal responsibilities are to:

•	review compensation programs, employee benefit plans and personnel policies applicable to officers and other members of senior management;

•	review management development and succession programs;

•	review major organization changes and evaluate their impact on senior management succession plans and reward systems, and make recommendations to the Board when Board action is required;

•	make recommendations to the Board on the compensation of the five most highly compensated executive officers;

•	establish annually the performance criteria for the Executive Incentive Plan and certify at the end of each year the extent to which the performance targets are met;

•	perform the administrative functions assigned to the committee by the provisions of the Executive Incentive Plan, the 1993 Management Stock Ownership Plan and the 2001 Stock Incentive Plan.

•	report the results of its actions and findings to the Board and recommend any programs and changes considered desirable.

      The chairperson of this committee is responsible for chairing the annual review by the Board of Directors of the performance of the Chief Executive Officer.

AUDIT COMMITTEE REPORT

      The Audit Committee reviewed and discussed the audited consolidated financial statements for the Corporation’s fiscal year ended December 29, 2002 with management. The Audit Committee also discussed with KPMG LLP, the Corporation’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61.

      The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

      Based on its review and discussions with KPMG LLP and management, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements for the fiscal year ended December 29, 2002 be included in the Corporation’s 2002 Annual Report on Form 10-K.

Jeananne K. Hauswald, Chairperson

Kenneth R. Masterson
Jean-Paul Richard
Jerre L. Stead

March 12, 2003

      The Audit Committee Report presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

      Financial statement audit fees, including quarterly reviews and 30 statutory audits in 12 countries, for the fiscal year ended December 29, 2002 were approximately $2.5 million.

Financial Information Systems Design and Implementation Fees

      KPMG LLP did not render any services related to financial information systems design or implementation for the fiscal year ended December 29, 2002.

All Other Fees

      Audit related fees for six employee benefit audits, and other accounting and auditing special projects were approximately $200,000.

      Other non-audit related fees for tax compliance in 11 countries and tax consulting in four countries were approximately $500,000.

COMPENSATION

Director Compensation

Fees

      Nonemployee directors received the following fees:

Annual Retainer:	$26,000
Committee Chairperson Annual Retainer:	$4,500
Board Meeting Fee:	$2,000
Committee Meeting Fee:	$1,500

      In May 2003, the Annual Retainer will be increased to $30,000 and the Audit Committee Chairperson Annual Retainer will be increased to $10,000.

      No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairperson of any committee of the Board.

Benefit Plans

      The Deferred Fee Plan for Nonemployee Directors (the “Deferred Fee Plan”) permits a nonemployee director to defer all or a portion of compensation earned for services as a director. Any amount deferred is valued, in accordance with the director’s election, in a hypothetical investment in Common Stock (“Stock Credits”) or in one or more of 17 mutual funds in the Vanguard Group. Stock Credits fluctuate in value as the value of the Common Stock fluctuates. In addition, each nonemployee director receives an annual grant of Stock Credits having a value of $7,500 as of the last day of the Board year. Additional Stock Credits are credited as dividend equivalents on the payment date and at the same value as dividends, if any, declared on the Common Stock. Stock Credits are distributed in shares of Common Stock and mutual fund accounts are distributed in cash upon a director’s termination of service.

      The Restricted Stock Plan for Nonemployee Directors provides that each nonemployee director who is elected or re-elected at the annual meeting of shareholders receives an award of 200 restricted shares of Common Stock (600 shares effective May 2003). A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain subject to restrictions on sale and other disposition until the director’s termination of service as a director.

      The Nonemployee Directors’ Stock Option Plan provides that each nonemployee director, upon election, receives a nonqualified stock option grant for shares of Common Stock in an amount determined by the Board of Directors. In 2002, each nonemployee director received a nonqualified stock option grant for 5,000 shares. For 2003, each nonemployee director will receive a stock option grant for 5,000 shares. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an option grant of shares of Common Stock effective as of the date of election. The option exercise price is the fair market value (average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Tape) of a share of Common Stock on the date the option is granted. Each option grant is fully vested and exercisable on the date it is granted and has a term of ten years, subject to earlier expiration in the event the director’s membership on the Board terminates due to retirement, disability, death, or for any other reason.

Executive Compensation

      Summary of Cash and Certain Other Compensation. The following table shows, for the fiscal years ended December 29, 2002, December 30, 2001 and December 31, 2000, the cash compensation paid by the Corporation as well as other compensation paid for those years to the Named Executive Officers in all capacities in which they served.

Summary Compensation Table

						Long-Term
				Annual Compensation		Compensation

					Other	Restricted	Securities
					Annual	Stock	Underlying	All Other
Name and		Salary		Bonus	Compensation	Awards	Options/SARs	Compensation
Principal Position	Year	($)		($)	($)	($)(1)	Granted(#)	($)(2)

T. Kevin Dunnigan	2002	815,701		850,368	—	866,595	—	118,559
Chairman and	2001	777,000		437,063	—	923,162	399,870	104,974
Chief Executive	2000	293,154	*	109,933	—	467,969	100,000	28,611
Officer**

Dominic J. Pileggi	2002	419,923		244,395	—	252,674	—	34,615
President, Chief	2001	400,000		189,600	77,160 (4)	269,474	207,654	24,168
Operating Officer	2000	76,923	*	—	58,329 (5)	92,101	60,000	—
and Group President- Electrical**

John P. Murphy	2002	365,073		279,098	—	192,124	—	33,964
Senior Vice	2001	347,750		130,406	—	204,584	199,793	28,402
President-Chief	2000	250,000	*	362,500 (3)	78,954 (4)	692,188	50,000	—
Financial Officer

J.N. Raines	2002	300,000		208,500	—	131,162	16,366	28,777
Vice President-	2001	19,615	*	—	—	220,000	30,000	—
General Counsel	2000	—		—	—	—	—	—
and Secretary

Connie C. Muscarella	2002	220,460		122,576	—	91,275	—	15,642
Vice President-	2001	210,000		63,000	—	97,315	61,792	12,101
Human	2000	197,646		39,529	—	43,547	5,850	7,185
Resources and Administration

(Footnotes on next page)

*	Denotes partial year’s salary—Date of employment: T.K. Dunnigan—August 9, 2000; D.J. Pileggi—October 23, 2000; J.P. Murphy—March 27, 2000; J.N. Raines —December 4, 2001.

**	Denotes title change effective January 1, 2003.

(1)	Fair market value (the average of the high and low sales prices of the Common Stock) of shares awarded on the date of grant. The number and value of the aggregate restricted stock holdings as of December 29, 2002, based on the closing market price of the Common Stock on Tuesday, December 31, 2002 of $16.90, are as follows:

	Number	Value

T.K. Dunnigan	119,286	$2,015,933
D.J. Pileggi	33,942	573,620
J.P. Murphy	45,899	775,693
J.N. Raines	17,014	287,537
C.C. Muscarella	11,435	193,252

(2)	The amounts reported in 2000, 2001 and 2002 under the column “All Other Compensation” are comprised of the following:

			Matching	Premiums paid by
		Matching	Contributions by	the Corporation
		Contributions by	the Corporation	for Group Term
		the Corporation	to Nonqualified	and Whole Life
Name	Year	to 401(k) Plan ($)	Savings Plan ($)	Insurance ($)*

T.K. Dunnigan	2002	6,755	34,215	77,589
	2001	2,968	24,597	77,409
	2000	6,459	2,153	—
D.J. Pileggi	2002	7,169	13,310	14,136
	2001	6,825	5,431	11,912
	2000	—	—	—
J.P. Murphy	2002	6,455	9,192	18,317
	2001	3,825	8,880	13,610
	2000	—	—	—
J.N. Raines	2002	—	7,500	21,277
	2001	—	—	—
	2000	—	—	—
C.C. Muscarella	2002	6,500	2,712	6,430
	2001	7,068	892	4,141
	2000	6,454	731	—

*	Group term life insurance and whole life Insurance having an aggregate face value equal to 1 1/2 times each person’s annual base salary plus 40% of targeted bonus.

      Amount reported for Mr. Murphy in 2001 on the preceding page includes $2,087 paid for reimbursement of relocation expenses.

(3)	Amount reported includes a $200,000 signing bonus for Mr. Murphy.

(4)	Amount reported is reimbursement of relocation expenses.

(5)	Amount reported for Mr. Pileggi in 2000 includes $7,305 for relocation expenses and $51,024 representing shares of stock converted to cash to pay the taxes on his 2000 restricted stock award.

      Stock Option Grants. The following table contains information concerning the grant of stock options under the Corporation’s 1993 Management Stock Ownership Plan to the Named Executive Officers during the last fiscal year.

Option/ SAR Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percent of Total			Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)(1)	Date	5% ($)	10% ($)

T.K. Dunnigan	0	—	—	—	—	—
D.J. Pileggi	0	—	—	—	—	—
J.P. Murphy	0	—	—	—	—	—
J.N. Raines	16,366	2.31	18.70	2-6-12	192,470	487,756
C.C. Muscarella	0	—	—	—	—	—

(1)	Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE for the day immediately preceding the date of exercise.

(2)	The dollar amounts under these columns are the result of calculations at the rates of 5% and 10% specified by the Securities and Exchange Commission and are not forecasts of the value of the Common Stock.

      Stock Option Exercises. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at		Options/SARs at
	Acquired on	Value	Fiscal Year End(#)		Fiscal Year End($)(2)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

T.K. Dunnigan	0	—	304,611	395,913	—	—
D.J. Pileggi	0	—	50,885	216,769	112,500	56,250
J.P. Murphy	0	—	41,599	208,194	—	—
J.N. Raines	0	—	10,000	36,366	—	—
C.C. Muscarella	0	—	11,606	59,811	—	—

(1)	Fair market value on the date of exercise of shares covered by options exercised, less exercise price.

(2)	Fair market value of in-the-money option shares on December 27, 2002 ($17.125), less option exercise price.

PENSION PLAN TABLE

      The following table shows the estimated annual retirement benefits payable to the Named Executive Officers under the Thomas & Betts Pension Plan, the Thomas & Betts Pension Restoration Plan and the Thomas & Betts Corporation Executive Retirement Plan, prior to offset as described below, assuming retirement at age 60 with the indicated levels of remuneration and years of credited service.

	Years of Service

Remuneration($)	5	10	15	20	25	30	35

200,000	25,000	50,000	75,000	100,000	115,000	130,000	145,000
300,000	37,500	75,000	112,500	150,000	172,500	195,000	217,500
400,000	50,000	100,000	150,000	200,000	230,000	260,000	290,000
500,000	62,500	125,000	187,500	250,000	287,500	325,000	362,500
600,000	75,000	150,000	225,000	300,000	345,000	390,000	435,000
700,000	87,500	175,000	262,500	350,000	402,500	455,000	507,500
800,000	100,000	200,000	300,000	400,000	460,000	520,000	580,000
900,000	112,500	225,000	337,500	450,000	517,500	585,000	652,500
1,000,000	125,000	250,000	375,000	500,000	575,000	650,000	725,000
1,100,000	137,500	275,000	412,500	550,000	632,500	715,000	797,500
1,200,000	150,000	300,000	450,000	600,000	690,000	780,000	870,000
1,300,000	162,500	325,000	487,500	650,000	747,500	845,000	942,500
1,400,000	175,000	350,000	525,000	700,000	805,000	910,000	1,015,000
1,500,000	187,500	375,000	562,500	750,000	862,500	975,000	1,087,500

      The remuneration specified in the Pension Plan Table includes salary and bonus as reported in the Summary Compensation Table. The annual retirement benefits are based on the annualized average compensation during the 60 consecutive month period that provides the highest average for the participant. The Named Executive Officers have the number of years of credited service listed below.

		Executive
	Pension Plan	Retirement Plan
	Years of	Years of
Name	Credited Service	Credited Service

T.K. Dunnigan	*	7
D.J. Pileggi	18	23
J.P. Murphy	3	8
J.N. Raines	1	6
C.C. Muscarella	5	5

*	Mr. Dunnigan reached the maximum of 35 years’ credited service under the Pension Plan before he rejoined the Corporation in August 2000; therefore he will not accrue any additional credited service under this plan.

      Retirement benefits shown in the Pension Plan Table have been computed on a 10-year certain and life annuity basis and are subject to offset for benefits payable under certain prior employers’ retirement programs.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-OF-CONTROL ARRANGEMENTS

Executive Officer Employment Agreements

      The Corporation has an agreement with each of the Named Executive Officers providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at not less than the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person’s position; the diminution of the person’s position, authority, duties or responsibilities; failure to provide compensation or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement.

      A person’s employment may be terminated for cause, which is defined as an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person’s duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and lapse of restrictions on restricted stock awards following a change of control.

      Generally, a “change of control” will be deemed to have occurred if: (i) a third person, including a “group” as such term is used in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation) will be considered as though such person were a member of the Incumbent Board.

      Mr. Dunnigan re-joined the Corporation on August 9, 2000 as chairman and chief executive officer. His employment arrangement provides for base salary; an annual incentive target of 75% of base salary; a stock option grant; a restricted stock award; an annual perquisite allowance of $25,000; and participation in the Corporation’s health and welfare benefit, 401(k) and nonqualified savings plans. Mr. Dunnigan became a new participant in the Executive Retirement Plan and was granted five years of service in order to receive a vested benefit; however, he will not participate in the Thomas & Betts Pension Plan inasmuch as he has reached the maximum of 35 years of credited service under that plan. Mr. Dunnigan is authorized to use the company airplane for personal travel, with any such use to be appropriately reported and disclosed as income with gross up for taxes. In addition, stock options granted to him between 1994 and 1997 were amended to eliminate the six-year limit for exercisability that is applicable to retirees.

      As a long-term incentive to attract and retain Mr. Murphy, at the time of his employment on March 27, 2000, the Corporation granted him equity in the Corporation consisting of a stock option for 50,000 shares and 25,000 shares of restricted stock. Under the terms of the grant, the Corporation agreed that if the value of the equity was not equal to or greater than $2 million on the third anniversary of his joining the Corporation, it would make up the difference by adding such amount to the benefit for Mr. Murphy under the Executive Retirement Plan at his retirement. Using the closing price of the Common Stock on March 17, 2003, $15.24, the Corporation would be required to contribute approximately $1.5 million to its Executive Retirement Plan for Mr. Murphy under this provision.

HUMAN RESOURCES COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

      The executive compensation program is designed to align shareholder and management interests, to balance the focus on annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

(a) Pay Positioning: The Corporation positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/ industrial companies that make up the Thomas & Betts Peer Group Index shown in the performance graph that follows this report. Since electrical/ industrial compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time.

(b) Pay Mix: Like total direct compensation, each component is positioned at the median of general industry companies.

(i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the Named Executive Officers’ base salaries in 2002 was slightly above the targeted level.

(ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and operating group performance goals. Annual incentives for executive officers range between 40% and 75% of base salary for median performance and provide a maximum payout of between 60% and 112.5% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other Named Executive Officers in the Summary Compensation Table, performance targets established in March 2002 were based upon achievement of specified performance objectives in profitability (earnings per share and EBIT) and working capital (dollars inventory and days’ sales outstanding). As a group, the average of the Named Executive Officers’ incentive payments for fiscal year 2002 was 80% of base salary.

(iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide an expected value at grant date approximately at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, the expected value of grants ranges from approximately 80% to 220% of base salary. Individual grants may vary based on the Committee’s assessment of individual performance and potential. As a group, the average of the Named Executive Officers’ annual long-term incentive awards in 2002 was 71% of base salary at the grant date. This amount is below the expected range mentioned above because no stock options were granted to executive officers in 2002, other than to Mr. Raines. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

      In 2001, a special stock option was granted to executive officers to promote retention, align the interest of the executives and serve as an incentive to achieve the Corporation’s aggressive business strategy. These grants replaced annual option grants in 2002 and will also replace annual option grants in 2003.

Compensation of Chief Executive Officer

      Mr. Dunnigan’s 2002 base salary was at an annual rate of $815,701 which was 5% over the prior year. This placed his base salary above the median of salaries paid to chief executive officers in general industry companies of comparable size.

      Mr. Dunnigan’s target annual incentive was 75% of base salary in 2002, and the maximum incentive was 112.5% of base salary. Mr. Dunnigan received an annual incentive payment in the amount of $850,368, as compared to $437,063 in the prior year. In March 2002, Mr. Dunnigan was granted a restricted stock award for 46,342 shares. As in previous years, the Committee targeted the expected value of the stock option and restricted stock awards to Mr. Dunnigan to be at the 50th percentile of general industry according to a mix predetermined by the Committee. In June 2001, a special stock option incentive for 288,000 shares was granted to Mr. Dunnigan. This grant replaced his annual option grant in 2002 and will also replace his annual option grant in 2003.

Policy Regarding Executive Compensation Deductibility

      The Corporation’s policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and it is the Corporation’s policy to take all reasonable action to maximize the deductibility of such compensation.

      The Executive Incentive Plan (“EIP”) and the 1993 Management Stock Ownership Plan (“MSOP”) were approved by the shareholders, and incentive payments under the EIP and stock options granted under the MSOP qualify as performance-based compensation that is not subject to a limit on deductibility. Base salary and the value of restricted stock awards under the MSOP do not qualify as performance-based compensation under the Code, but it is unlikely in the near term that such amounts, as calculated under the Code, that are paid to any executive other than the Chief Executive Officer, will exceed the deductibility limit.

Robert A. Kenkel, Chairperson

Dean Jernigan
Ronald B. Kalich Sr.
William H. Waltrip
February 5, 2003

PERFORMANCE GRAPH

      The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return for the five years ended December 31, 2002 of the Standard & Poor’s (“S&P”) 500 Stock Index and a Thomas & Betts self-constructed peer group index (“Peer Group Index”).

      The Peer Group Index consists of five companies whose businesses are representative of the Corporation’s business segments. The companies in the index are: Amphenol Corp., Cooper Industries, Inc., Eaton Corporation, Hubbell Incorporated and Rockwell International Corporation.

      The Peer Group Index has been weighted in accordance with each company’s market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each quarter of each of the five years covered by the performance graph. The weighted return for each quarter was calculated by summing the products obtained by multiplying (i) the percentage that each company’s market capitalization represents of the total market capitalization for all companies in the indexes for each such quarter by (ii) the total shareholder return for that company for each such quarter.

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Thomas & Betts Corporation	$100	$94	$71	$38	$51	$41

S&P 500®	$100	$129	$156	$141	$125	$97

T&B Peer Group Index (5 Stocks)	$100	$89	$89	$102	$102	$111

      The Performance Graph presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

      The Board of Directors currently consists of ten members. Nine are independent directors and one is a member of management. At the Annual Meeting ten directors are to be elected, each to hold office for the term of one year and until a successor is elected and qualified. The ten nominees identified below were recommended by the Corporate Governance Committee and are all currently Board members.

      Shares represented by proxies that are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the ten nominees named below.

      Directors are elected by a plurality of the votes cast. Shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

      Following is information on the principal occupation and employment during the past five years of each director nominee, positions and offices with the Corporation, and membership on other boards of directors.

Ernest H. Drew, 65
Director since 1989
Private investor (1998 to present). Chief Executive Officer (1997) of Industries and Technology Group (power generation, commercial nuclear power, governmental and environmental services, transport temperature control and process control systems), Westinghouse Electric Corporation. Member of the Board of Management (1995 to 1997) of Hoechst A.G. (chemicals, pharmaceuticals, fibers and plastics). Director of Ashland, Inc., Public Service Enterprise Group Incorporated and UQM Technologies, Inc.

T. Kevin Dunnigan, 65
Director since 1975
Chairman of the Board (1992 to May 2000; August 2000 to present), Chief Executive Officer (1985 to 1997; August 2000 to present), President (1980 to 1994; October 2000 to January 2003), Chief Operating Officer (1980 to 1985), Executive Vice President-Electrical (1978 to 1980), Vice President-T&B/ Thomas & Betts (1976 to 1978) and President (1974 to 1976) of The Thomas & Betts Co. Division of the Corporation. Director of C.R. Bard, Inc., PRO MACH, Inc., Imagistics International Inc. and Deere & Co.
Jeananne K. Hauswald, 58
Director since 1993
Managing Director (1998 to present) of Solo Management Group, LLC (corporate financial and investment management consultants). Vice President and Treasurer (1993 to 1998) of The Seagram Company Ltd. (beverages and entertainment/ communications). Director of Constellation Brands, Inc.
Dean Jernigan, 57
Director since 1999
Private investor (2002 to present). Chairman of the Board and Chief Executive Officer (1984 to 2002) and President (1984 to 2001) of Storage USA, Inc. (a self storage real estate investment trust).
Ronald B. Kalich Sr., 55
Director since 1998
President and Chief Executive Officer (September 2000 to present) of FastenTech, Inc. (specialty fastening products). President and Chief Executive Officer (1999 to 2000) of National-Standard Company (wire and wire-related products, fabricated filters and inflator housings for the automotive air bag industry). President and Chief Executive Officer (1994 to 1999) of Getz Bros. & Co., Inc. (medical, industrial and consumer goods). Director of FastenTech, Inc.

Robert A. Kenkel, 68
Director since 1994
Private investor (1996 to present). Business consultant (1990 to 1996). Chairman, Chief Executive Officer and Chief Operating Officer (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and products).
Kenneth R. Masterson, 59
Director since 1995
Executive Vice President, General Counsel and Secretary (1998 to present) of FedEx Corporation (transportation services). Executive Vice President, General Counsel and Secretary (1996 to 1998), Senior Vice President, General Counsel and Secretary (1993 to 1996) of Federal Express Corporation (express delivery services). Director of Accredo Health, Inc.
Jean-Paul Richard, 60
Director since 1996
Chairman and Chief Executive Officer (1998 to present) of PRO MACH, Inc. (packaging machinery). President and Chief Executive Officer (1996 to 1997) of AGCO Corporation (agricultural equipment). Director of PRO MACH, Inc.
Jerre L. Stead, 60
Director since 1998
Chairman (2000 to present) of HAIC (software). Chairman and Chief Executive Officer (1996 to 2000) of Ingram Micro Inc. (distributor of technology products and services). Director of Armstrong World Industries, Inc., Brightpoint, Inc., Conexant Systems, Inc., and Mobility Electronics, Inc.
William H. Waltrip, 65
Director since 1983
Chairman (1993 to present) of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Director of Advanced Medicines, Inc., Bausch & Lomb Incorporated, Charles River Laboratories, and Technology Solutions Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

      The independent public accounting firm for the Corporation in fiscal year 2002 was KPMG LLP (“KPMG”). The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 2003 and until the 2004 annual meeting of shareholders. KPMG has audited the Corporation’s financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of another independent public accounting firm.

      Representatives of KPMG will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

      Ratification of the appointment of KPMG will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3
REDEMPTION OF SHAREHOLDER RIGHTS PLAN

      GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580, a shareholder that, as of November 22, 2002, owned 7,141,134 shares of the common stock of Thomas & Betts Corporation, has notified Thomas & Betts of its intention to propose the following resolution at the 2003 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Thomas & Betts Corporation (the “Company”) hereby request that the Board of Directors redeem the Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of December 3, 1997 (as amended) unless a majority of the outstanding shares approve the issuance by affirmative vote cast at a special meeting of the shareholders held as soon as practical following adoption of this proposal.

Statement of Support

      On December 30, 1997, the Company distributed a dividend of one Preferred Stock Purchase Right pursuant to a Rights Agreement dated as of December 3, 1997. Generally, the shareholders may exercise the Rights only when a person or group acquires, or through exchange or tender offer attempts to acquire, a beneficial interest in 15% or more of the common stock of the Company. Shareholders — other than the person or group attempting to acquire 15% — may then exercise the Rights and receive stock at a fraction of its market value. The Company may redeem the Rights for $.05 per Right. These Rights represent a corporate anti-takeover device, commonly known as a “poison pill.”

      Issuing the Rights allows the Company to increase vastly the cost to a potential bidder of effecting any merger or tender offer unless the Board of Directors favors the bid. Potential bidders cannot take their offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with the interests of shareholders. In effect, the Board has arrogated to itself the sole right to determine what price a potential buyer must pay to acquire the entire Company. We believe the Board should allow its shareholders to decide for themselves what represents a fair price for their holdings.

      By redeeming the Rights or putting this significant matter to a vote of shareholders, the Board will serve two important goals. First, it will encourage shareholder democracy by soliciting the views of its shareholder constituency about the advisability of anti-takeover devices. Second, it will allow shareholders to decide for themselves whether a Rights Plan improves or undermines shareholder value. Finally, the power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the shareholders’ interests. Should this proposal prevail, the Board, in an effort to improve shareholder value, should itself redeem the Rights or put the decision whether to continue to use a poison pill to a shareholder vote at a special meeting to be held as soon as practical.

Recommendation of the Board of Directors AGAINST Proposal No. 3

      The Board of Directors unanimously recommends a vote “AGAINST” Shareholder Proposal No. 3. Withdrawal by the Board of the Corporation’s Shareholder Rights Plan (the “Plan”) would wipe out the significant protection provided shareholders by the Plan.

      The Board’s fiduciary duty to shareholders is to evaluate any bona fide acquisition offer presented to the Board, and to determine whether any offer would deliver full value to shareholders. The Board also has a fiduciary duty to protect shareholders from abusive stock accumulation and takeover tactics. The Plan provides the means for the Board to fulfill these duties.

      By preventing any investor (or potential investor) from crossing the 15% threshold without negotiating with the Board, the Plan protects the Corporation’s shareholders against unsolicited attempts to gain control of the Corporation and open market stock accumulation programs that would not provide full value to shareholders. Examples of acquisition tactics that are not in the best interest of, and in fact are unfair to, shareholders are partial or two-tier bids and creeping acquisition tactics that result in control of a publicly-listed company through market stock purchases but do not allow all shareholders to participate on an equal basis and realize full value for their shares.

      There is strong empirical evidence that acquisition premiums for takeover target companies with rights plans such as the Corporation’s Plan are, on average, higher than premiums paid to companies without rights plans (Georgeson Research— Poison Pills and Shareholder Value— 1997). There are further indications, based on evidence, that rights plans do not reduce the likelihood of a company becoming a takeover target, and do not increase the likelihood of the defeat or withdrawal of a takeover bid.

      The Plan enables the Board, as your elected representatives, to maximize the value for, and protect the interests of, the Corporation’s shareholders in the event of an attempt to take over the Corporation. The Plan encourages a bidder for the Corporation to negotiate with the Board. The Plan gives the Board a greater period of time to evaluate an acquisition offer than the 20 days provided by the federal tender offer rules, rather than have you, the shareholders, subjected to external pressures and timeframes without the benefit of Board consideration. Finally, the Plan permits the Board to reject an offer that does not reflect the full value of the Corporation or that is not fair to shareholders, or to seek alternative proposals that would better reflect the full value of the Corporation and treat all shareholders fairly. It should be noted that only one member of management, Mr. Dunnigan, sits on the Board; all of the other directors are independent of management. All of this strengthens your bargaining position with any potential bidder.

      These benefits to shareholders would be lost if the shareholder protection embodied in the Plan were taken away, as Proposal No. 3 would do. Redeeming the rights would take from the Board an essential tool to protect shareholders, while encouraging further open market stock accumulations and, potentially, unfair acquisition proposals and tactics. In the interest of all shareholders, the Board believes that any decision to redeem the rights should generally only be made in the context of a specific acquisition offer.

      Redemption of the Shareholder Rights Plan will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NO. 3.

DEADLINES FOR SUBMISSION OF

PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS

Proxy Statement Proposals

      Shareholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Shareholders to be held in 2004, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Corporation’s principal executive offices on or prior to November 22, 2003. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year’s annual meeting.

Nomination of Directors and Other Business for Presentation at the Annual Meeting

      Shareholders who wish to present director nominations or other business at the Annual Meeting of Shareholders to be held in 2004 must give notice to the Secretary at the Corporation’s principal executive offices on or prior to January 8, 2004. The Corporation’s Bylaws specify the information to be included in this shareholder’s notice. A shareholder may obtain a copy of the Bylaws by making a written request to the Secretary.

By Order of the Board of Directors,

J.N. RAINES, Secretary

Memphis, Tennessee

March 20, 2003

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APPENDIX A

THOMAS & BETTS CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(as of March 3, 2000)

I.     FUNCTION

      The primary function of the Audit Committee is to protect the interests of the Corporation’s shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation’s corporate accounting and financial reporting practices and the quality and integrity of the Corporation’s financial reports. Key components of this responsibility include:

•	Facilitating and maintaining an open avenue of communication among the Board of Directors, the Audit Committee, management, the independent auditors and the internal audit staff or internal audit service provider.

•	Serving as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Reviewing and appraising the efforts of the independent auditors.

•	Providing direction to and oversight of the internal audit function.

II.     ORGANIZATION/ COMPOSITION

      The Audit Committee will be comprised of three or more directors as determined by the Board, each of whom shall be an independent director as defined in the rules, as amended from time to time, of the New York Stock Exchange. The members will be free from any financial, family or other material personal relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the Corporation. All members of the Audit Committee will have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member shall have accounting or related financial management expertise.

III.     MEETINGS

      The Audit Committee will meet at least three times annually and, unless otherwise directed by the Committee Chairperson, such meetings will be held in February, June and December. Additional meetings may be scheduled as circumstances dictate and may be conducted in person or by electronic means. The Chief Financial Officer should confer with the Committee Chairperson prior to scheduled committee meetings to finalize the meeting agenda. The Audit Committee members will have sole discretion in determining the meeting attendees and agenda.

IV.     RESPONSIBILITIES AND DUTIES

      The Audit Committee believes its policies and procedures should remain flexible in order to best respond to changing conditions and to provide reasonable assurance to the

Board that the accounting and reporting practices of the Corporation are in accordance with requirements.

      The Audit Committee will fulfill its duties and responsibilities as follows:

           A.     General

            • Recommend that the full Board adopt a formal written charter and that it be reviewed annually by the Audit Committee. This charter shall be disclosed publicly at least every three years by being published in the Corporation’s proxy statement or as otherwise required by law. Maintain minutes or other records of meetings and activities. Report committee actions to the Board with such recommendations as the Audit Committee may deem appropriate. As part of executing its responsibility to foster open communication, the Audit Committee will meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that the Audit Committee or either of these groups believes should be discussed privately. Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation and will report its findings to the Board. Review any new accounting or auditing standards adopted by the accounting profession or the Securities and Exchange Commission and any proposed new accounting standards publicly released for comment which are relevant to the Corporation’s accounting and internal controls.

           B.     Independent Auditors

•	Recommend to the Board the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors. Annually, the Audit Committee will ensure that a formal statement is received from the independent auditor delineating all relationships between the auditor and the Corporation or any other relationships which may adversely affect the independence of the auditor. The Audit Committee will evaluate and discuss with the independent auditors all such information in order to determine the auditor’s independence and objectivity.

•	Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

•	Exercise responsibility, on behalf of the Board, for the selection, evaluation and, where warranted, the replacement of the independent auditors.

•	Consult with the independent auditors out of management’s presence about internal controls and the fullness and accuracy of the financial statements.

•	Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed external audit for the current year. The external audit engagement terms shall include a requirement that the independent auditors inform the Audit Committee of any significant changes in the independent auditors’ original audit plan and that the independent auditors conduct a SAS 71 Interim Financial Review prior to the Corporation’s filing of each quarterly report on Form 10-Q and notify the Audit Committee of any issue requiring its attention.

•	Review the coordination of internal and external audit procedures to promote both an effective use of resources and a complete but nonredundant audit.

           C.     Internal Audit

•	Review and approve the annual internal audit plan and any significant changes to it.

•	Review the adequacy of internal audit staff in terms of their number and their qualifications.

•	Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

•	Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

•	Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

           D.     Financial Statements/ Internal Controls

•	Inquire of the Corporate Controller regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

•	Review annual financial statements and related notes with management and the independent auditors to determine that each is satisfied with the disclosure and content of the financial statements, including the nature, quality and extent of any significant changes in accounting principles.

•	In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and system of internal controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

•	Discuss with the independent auditors the auditors’ judgment about the quality, not just the acceptability, of the Corporation’s accounting principles as applied to its financial reporting.

•	Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

•	Each year prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

•	Review the travel and entertainment expenses of all inside Board members for compliance with corporate policy.

           E.     Legal

•	Review with the General Counsel any legal matters that may have a significant impact on the Corporation’s financial statements.

THOMAS & BETTS CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

[                                          ]

Your vote is important. Please vote immediately.

OR

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example
									FOR	AGAINST	ABSTAIN
1.	Election of Directors					Nominees:	2.	Ratification of
						01 E.H. Drew		Appointment of	☐	☐	☐
						02 T.K. Dunnigan		Independent Public
						03 J.K. Hauswald		Accountants.
			FOR	WITHHELD		04 D. Jernigan
		FOR			WITHHELD	05 R.B. Kalich Sr.
		ALL	☐	☐	FROM ALL	06 R.A. Kenkel	3.	Shareholder Proposal	☐	☐	☐
		NOMINEES			NOMINEES	07 K.R. Masterson		Regarding Redemption
	☐					08 J-P. Richard		of Shareholder Rights
						09 J.L. Stead		Plan
		For all nominees except as written above				10 W.H. Waltrip
								Discontinue future mailing of duplicate materials.			☐

								Check box for change of address.			☐

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date	Signature	Date

THOMAS & BETTS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2003 at 10:00 a.m.

Winegardner Auditorium
Dixon Gallery and Gardens
4339 Park Avenue
Memphis, Tennessee

DETACH HERE

PROXY

THOMAS & BETTS CORPORATION
Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF SHAREHOLDERS—MAY 7, 2003—10:00 a.m.
Winegardner Auditorium, Dixon Gallery and Gardens
4339 Park Avenue, Memphis, Tennessee

Your shares will be voted as recommended by the Board of Directors unless you indicate otherwise, in which case they will be voted as marked. The undersigned hereby appoints JOHN P. MURPHY and J.N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 17, 2003, at the Annual Meeting of Shareholders to be held on May 7, 2003, or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

PLEASE VOTE PROMPTLY. UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PROXY